Exhibit 99.1

DMC GLOBAL INC. 2025 OMNIBUS INCENTIVE PLAN

1)	ESTABLISHMENT, OBJECTIVES AND DURATION.

a)            Establishment of the Plan. DMC Global Inc. (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “DMC Global Inc. 2025 Omnibus Incentive Plan” (such plan, as it may be amended and/or restated, the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Other Stock-Based Awards and Cash-Based Awards. The Plan is effective as of May 14, 2025 (the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company. Definitions of capitalized terms used in the Plan are contained in the attached Glossary, which is incorporated herein by reference and deemed to constitute part of the Plan.

b)            Objectives of the Plan. The objectives of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

c)            Duration of the Plan. No Award may be granted under the Plan after the day immediately preceding the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

2)	ADMINISTRATION OF THE PLAN.

a)            The Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee (including, without limitation, the full Board) as the Board shall select (the “Committee”) consisting of two (2) or more members of the Board each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act and an “independent director” under applicable stock exchange rules if and to the extent required. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

b)            Authority of the Committee. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to:

i)	select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder;

ii)	determine whether and to what extent Awards are granted hereunder;

iii)	determine the size and types of Awards granted hereunder;

iv)	approve forms of Award Agreement for use under the Plan;

v)	determine the terms and conditions of any Award granted hereunder;

vi)	establish performance goals for any Performance Period and determine whether such goals were satisfied;

vii)	amend the terms of any outstanding Award granted under the Plan, provided that, except as otherwise provided in Section 18 or in connection with a Change in Control, no such amendment shall reduce the Exercise Price of outstanding Options or the Exercise Price of outstanding SARs without the approval of the stockholders of the Company, and provided further, that any amendment that would materially adversely affect the Participant’s rights under an outstanding vested Award shall not be made without the Participant’s written consent (unless otherwise permitted under Section 20 herein);

viii)	correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award or Award Agreement;

ix)	construe and interpret the terms of the Plan and any Award or Award Agreement entered into under the Plan, and to decide all questions of fact arising in its application; and

x)	take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

In addition, (x) the Committee shall have the authority to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any Participant; and (y) the Committee may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account Code Section 409A considerations). The Committee’s authority to grant Awards and authorize payments under the Plan shall not in any way restrict the authority of the Company to grant compensation to Employees, Directors or Consultants under any other compensation plan, program or arrangement of the Company or an Affiliate. In addition, the Committee shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) or other arrangements as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

c)            Authority to Delegate. As permitted by Applicable Laws, the Committee may delegate its authority as identified herein, including the power and authority to make Awards to Participants who are not “insiders” subject to Section 16(b) of the Exchange Act, pursuant to such conditions and limitations as the Committee may establish. To the extent that the Committee has delegated authority to grant Awards pursuant to this Section 2(c), references to the “Committee” shall include references to such delegee, subject, however, to the requirements of the Plan, Rule 16b-3 of the Exchange Act and other Applicable Laws.

d)            Effect of Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company and all persons having or claiming an interest in any Award granted under the Plan.

e)            Minimum Vesting Period. Notwithstanding the provisions of Section 2(b), Awards granted to a Participant under the Plan shall be subject to a minimum vesting (or earning) (collectively, “vesting”) period of one year (with no installment vesting during such first year); provided, however, that (i) the Committee may provide for the acceleration of vesting and/or exercisability of any Award in its discretion, including but not limited to in cases of death, Disability or other termination of employment or service or (to the extent provided in Section 19 herein) a Change in Control or a Subsidiary Disposition; (ii) the Committee may provide for the grant of an Award to any Participant without a minimum vesting period or with a shorter minimum vesting period, but only with respect to Awards for no more than an aggregate of five percent (5%) of the total number of Shares authorized for issuance under the Plan pursuant to Section 3(a) herein, upon such terms and conditions as the Committee shall determine; (iii) the Committee also may provide for the grant of Awards to Participants that have different vesting terms in the case of Awards that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions or Awards that are granted in exchange for foregone cash compensation; and (iv) with respect to Awards granted to Directors, the minimum vesting period shall be the first to occur of (X) the one year anniversary of the grant date of such Award or (Y) the date of the next annual meeting following the stockholders meeting at which Directors were elected or appointed to the Board, so long as the period between the date of the annual meeting of the Company’s stockholders related to the grant date and the date of the next annual meeting of the Company’s stockholders is not less than 50 weeks.

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f)             Modification of Performance Measures. The Committee shall adjust or modify Performance Measures or other performance factors or criteria or terms or conditions of Awards due to material transactions, restructurings, discontinued operations, extraordinary items, events or developments or in recognition of, or in anticipation of, any other unusual, infrequent or non-recurring items, as well as the cumulative effects in Applicable Laws, accounting principles or business conditions, each as determined by the Committee. By way of example but not limitation, the Committee may provide with respect to any Award that any evaluation of performance shall exclude or otherwise objectively adjust for any material specified circumstance or event that occurs during a performance period, including circumstances or events such as the following: (i) asset write-downs or impairment charges; (ii) significant litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting standards or principles or other laws or regulations; (iv) any reorganization and restructuring programs; (v) extraordinary non-recurring items as described in then-current accounting principles; (vi) extraordinary non-recurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q; (vii) acquisitions or divestitures; (viii) a change in the Company’s fiscal year; (ix) any other specific unusual or infrequent events; and/or (x) foreign exchange gains and losses.

3)	SHARES SUBJECT TO THE PLAN; EFFECT OF GRANTS; AWARD LIMITATIONS.

a)            Number of Shares Available for Grants. Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall not exceed the sum of (i) 560,000 Shares plus (ii) any Shares remaining available for the grant of awards as of the Effective Date under the Prior Plan, plus (iii) any Shares subject to an award granted under the Prior Plan, which award is forfeited, cash-settled, cancelled, terminated, expires or lapses for any reason after the Effective Date without the issuance of Shares or pursuant to which such Shares are forfeited. The Shares to be issued pursuant to the Awards may be authorized but unissued Shares or treasury Shares. If the Plan is approved, no further awards shall be granted under the Prior Plan on or after the Effective Date, although Prior Plan awards that are outstanding as of such date shall continue in accordance with their terms.

b)            Limits on Awards. Subject to adjustment as provided in Section 18 hereof:

i)	The maximum aggregate number of Shares that may be issued under the Plan pursuant to the grant of Incentive Stock Options shall not exceed 560,000 Shares;

ii)	With respect to Directors, in any 12-month period, the maximum number of Shares subject to Awards granted during any 12-month period to any non-employee Director, taken together with any cash fees paid during such 12-month period to such Director in respect of service as a member of the Board, shall not exceed $900,000 in total value (calculating the value of any such Awards based on the Fair Market Value per Share on the date of grant of such an Award). (For purposes of this Section 3(b)(ii), an Option and Tandem SAR shall be treated as a single Award.).

c)            Additional Share Counting Provisions. The following provisions shall apply with respect to the share limitations of Section 3(a):

i)	For purposes of determining the number of Shares to be counted against the maximum share limit set forth in Section 3(a), each Share subject to an Award shall be counted against the limit as one (1) share.

ii)	To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any such unissued or forfeited Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

iii)	Awards settled in cash shall not be counted against the share limitations stated in Section 3(a) herein.

iv)	Dividends, including dividends paid in Shares, or Dividend Equivalents paid in cash in connection with outstanding Awards, will not be counted towards the share limitations in Section 3(a).

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v)	To the extent that the full number of Shares subject to an Award other than an Option or SAR is not issued for any reason (and except as otherwise provided in Section 3(c)(vi) herein), including by reason of failure to achieve maximum performance factors or criteria, only the number of Shares issued and delivered shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

vi)	Notwithstanding the foregoing provisions of Section 3(c), the following Shares may not again be made available for issuance as Awards under the Plan: (A) Shares withheld from an Award or delivered by a Participant to satisfy tax withholding requirements for Awards; (B) Shares not issued or delivered as a result of the net settlement of an outstanding Award; (C) Shares withheld or delivered to pay the Exercise Price related to an Award; and (D) Shares repurchased on the open market with the proceeds of the Exercise Price of an Option.

vii)	Further, (A) Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan and (B) available Shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of Shares available under the Plan, subject, in the case of both (A) and (B) herein, to applicable stock exchange listing requirements.

4)	ELIGIBILITY AND PARTICIPATION.

a)            Eligibility. Persons eligible to participate in the Plan include all Employees, Directors and Consultants; provided, that, with respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar transaction involving the Company or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Laws (including, to the extent applicable, the registration provisions of the federal securities laws, Code Section 409A and Code Section 424(a)).

b)            Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award. The Committee may establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan.

5)	TYPES OF AWARDS.

a)            Type of Awards. Awards under the Plan may be in the form of Options (both Nonqualified Stock Options and/or Incentive Stock Options), SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Other Stock-Based Awards and Cash-Based Awards.

b)            Designation of Award. Each Award shall be designated in the Award Agreement.

6)	OPTIONS.

a)            Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option. Notwithstanding the preceding sentence, Incentive Stock Options may be granted only to eligible Employees. An Option may be granted with or without a Tandem SAR.

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b)            Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Committee shall determine including, but not limited to, the Option vesting schedule, forfeiture provisions, form of payment (cash, Shares or other consideration) upon settlement of the Award and payment contingencies. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. Options that are intended to be Incentive Stock Options shall be subject to the limitations set forth in Code Section 422.

c)            Exercise Price. Except for Options adjusted pursuant to Section 18 herein, the Exercise Price for each grant of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

i)	However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or a Parent or any Subsidiary, the Exercise Price for each grant of an Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted. For this purpose, an individual will be deemed to own stock which is attributable to him or her under Code Section 424(d).

ii)	In addition, the aggregate Fair Market Value, as of the date of grant, of the Shares with respect to which an Incentive Stock Option first becomes exercisable during any calendar year may not exceed $100,000. For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all other plans maintained by the Company, its Parents and its Subsidiaries shall be aggregated. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limitation on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit shall be automatically incorporated herein. To the extent any Incentive Stock Option is first exercisable by a Participant in excess of his or her $100,000 limit, the excess shall be treated as a Nonqualified Stock Option for all purposes.

iii)	Notwithstanding the foregoing, the Committee may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Exercise Price not equal to one hundred percent (100%) of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

d)            Term of Options. The term of an Option granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years from the date on which the Option is granted. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or a Parent or any Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Any Option or portion thereof not exercised before expiration of the Option Period shall terminate.

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e)            Exercise of Options. Options granted under this Section 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Notwithstanding the foregoing, unless the Committee determines otherwise, in the event that any portion of an exercisable Option is scheduled to expire on the last day of the Option Period or otherwise scheduled to expire pursuant to the applicable Award Agreement and both (A) the date on which such portion of the Option is scheduled to expire falls during a Company blackout trading period applicable to the Participant (whether such period is imposed at the election of the Company or is required by Applicable Laws to be imposed) and (B) the Exercise Price per Share of such portion of the Option is less than the Fair Market Value, then on the date that such portion of the Option is scheduled to expire, such portion of the Option (to the extent not previously exercised by the Participant) shall be automatically exercised on behalf of the Participant through a net settlement of both the Exercise Price and the applicable withholding taxes due (if any) upon such automatic exercise (as described in Section 6(f)(iii), below), and the net number of Shares resulting from such automatic exercise (or the cash equivalent thereof) shall be delivered to the Participant as soon as practicable thereafter.

f)            Payments. Options granted under this Section 6 shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price. The Exercise Price of an Option shall be payable to the Company:

i)	in cash or its equivalent;

ii)	by tendering (either actually or constructively by attestation) Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price;

iii)	by Shares withheld upon exercise;

iv)	by delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Price;

v)	in any other manner then permitted by the Committee; or

vi)	by a combination of any of the permitted methods of payment.

The Committee may limit any method of payment, other than that specified under (i), for administrative convenience, to comply with Applicable Laws or otherwise.

g)            Termination of Employment or Service. Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions, if any, shall be determined in the sole discretion of the Committee, need not be uniform among all Options and may reflect distinctions based on the reasons for termination of employment or service.

h)            Notice of Disposition. If Shares acquired upon exercise of an Incentive Stock Option are disposed of within two (2) years following the date of grant or one (1) year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

7)	STOCK APPRECIATION RIGHTS.

a)            Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SAR. A SAR shall be considered to be granted on the date that the Committee acts to grant the SAR, or on such other date as may be established by the Committee in accordance with Applicable Law.

b)            Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR and such other provisions as the Committee shall determine.

c)            Exercise Price. The Exercise Price per Share of a Freestanding SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR, and the Exercise Price per Share of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that these limitations shall not apply to Awards that are adjusted pursuant to Section 18 herein. Notwithstanding the foregoing, the Committee may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with an Exercise Price per Share not equal to at least one hundred percent (100%) of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

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d)            Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years or, in the case of Tandem SARs, such shorter Option Period as may apply to the related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Committee shall terminate.

e)            Exercise of SARs.

i)	A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable (and may be subject to such additional limitations on exercisability as the Committee may provide in an Award Agreement), and in no event after the complete termination or full exercise of the related Option. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

(1)	Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an Incentive Stock Option: (A) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (B) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (C) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

ii)	Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

iii)	Notwithstanding the foregoing, unless the Committee determines otherwise, in the event that any portion of an exercisable SAR is scheduled to expire on the last day of the SAR Period or otherwise scheduled to expire pursuant to the applicable Award Agreement and both (A) the date on which such portion of the SAR is scheduled to expire falls during a Company blackout trading period applicable to the Participant (whether such period is imposed at the election of the Company or is required by Applicable Laws to be imposed) and (B) the Exercise Price per Share of such portion of the SAR is less than the Fair Market Value, then on the date that such portion of the SAR is scheduled to expire, such portion of the SAR (to the extent not previously exercised by the Participant) shall be automatically exercised on behalf of the Participant through a net settlement of both the Exercise Price and the applicable withholding taxes due (if any) upon such automatic exercise (as described in Section 8(f), below), and the consideration payable upon such automatic exercise shall be delivered to the Participant as soon as practicable thereafter.

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f)             Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

i)	the difference, if any, between the Fair Market Value of a Share on the date of exercise over the Exercise Price per Share; by

ii)	the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

g)            Termination of Employment or Service. Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or service or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions, if any, shall be determined in the sole discretion of the Committee, need not be uniform among all SARs and may reflect distinctions based on the reasons for termination of employment or service.

8)	RESTRICTED STOCK.

a)            Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

b)            Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted and such other provisions as the Committee shall determine.

c)            Period of Restriction and Other Restrictions. Subject to the provisions of Section 2(e) herein, the Committee shall determine the nature, length and starting date of the Period of Restriction and shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, continued service or employment for a certain period of time, additional time-based restrictions, a combination of attainment of performance objectives and continued service, Disability, death or other termination of employment or service, restrictions under Applicable Laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or any combination of any such or other conditions. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

d)            Removal of Restrictions. Subject to Applicable Laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

e)            Vesting of Restricted Stock. Subject to the terms of the Plan, the Committee shall have sole authority to determine whether and to what degree Awards of Restricted Stock have vested and been earned and are payable and to establish and interpret the terms and conditions of such Awards of Restricted Stock.

f)            Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Laws, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

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g)            Termination of Employment or Service. Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or service or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock and may reflect distinctions based on the reasons for termination of employment or service.

9)	RESTRICTED STOCK UNITS.

a)            Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, Restricted Stock Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

b)            Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the applicable Period of Restriction, the number of Restricted Stock Units granted and such other provisions as the Committee shall determine.

c)            Value of Restricted Stock Units. The initial value of a Restricted Stock Unit shall equal the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Awards that are adjusted pursuant to Section 18 herein.

d)            Period of Restriction. Subject to the provisions of Section 2(e) herein, the Committee shall determine the nature, length and starting date of the Period of Restriction and shall impose such other conditions and/or restrictions on any Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, a requirement that the issuance of Shares related to such Restricted Stock Units be delayed, restrictions based upon the achievement of specific performance goals, continued service or employment for a certain period of time, additional time-based restrictions, a combination of attainment of performance objectives and continued service, Disability, death or other termination of employment or service, restrictions under Applicable Laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock Units or any combination of any such or other conditions.

e)            Vesting of Restricted Stock Units. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Committee shall have sole authority to determine whether and to what degree Awards of Restricted Stock Units have vested and been earned and are payable and to establish and interpret the terms and conditions of such Awards of Restricted Stock Units.

f)             Form and Timing of Payment. Except as otherwise provided in Section 18 herein or a Participant’s Award Agreement, payment of Restricted Stock Units shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction. The Committee, in its sole discretion, may pay earned Restricted Stock Units by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof).

g)            Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

h)            Termination of Employment or Service. Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to receive a payout respecting an Award of Restricted Stock Units following termination of the Participant’s employment or service or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units and may reflect distinctions based on the reasons for termination of employment or service.

10)	PERFORMANCE SHARES.

a)            Grant of Performance Shares. Subject to the terms and provisions of the Plan, Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. An Award of a Performance Share is a grant of a right to receive Shares, the cash value thereof or a combination thereof (in the Committee’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a Share.

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b)            Award Agreement. Each grant of Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Performance Period(s) and Performance Measure(s), the number of Performance Shares granted and such other provisions as the Committee shall determine.

c)            Performance Period. Subject to the provisions of Section 2(e) herein, the Committee shall determine the nature, length and starting date of the Performance Period and shall determine the conditions which must be met in order for a grant of Performance Shares to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of attainment of performance objectives and continued service, Disability, death or other termination of employment or service or a combination of any such or other conditions.

d)            Value of Performance Shares. The initial value of a Performance Share shall equal the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Awards that are adjusted pursuant to Section 18 herein.

e)            Earning of Performance Shares. Subject to the terms of the Plan (and taking into account Code Section 409A considerations), the Committee shall have sole authority to determine whether and to what degree grants of Performance Shares have been earned and are payable and to interpret the terms and conditions of grants of Performance Shares and the provisions of this Section 10.

f)             Form and Timing of Payment. Except as otherwise provided in Section 18 herein or a Participant’s Award Agreement, payment of Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Performance Period. The Committee, in its sole discretion, may pay earned Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof).

g)            Voting Rights. A Participant shall have no voting rights with respect to any Performance Shares granted hereunder.

h)            Termination of Employment or Service. Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to receive a payout respecting an Award of Performance Shares following termination of the Participant’s employment or service or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Participants and may reflect distinctions based on the reasons for termination of employment or service.

11)	PERFORMANCE SHARE UNITS.

a)            Grant of Performance Share Units. Subject to the terms and conditions of the Plan, Performance Share Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. An Award of a Performance Share Unit is a grant of a right to receive Shares or a designated dollar value amount of Common Stock, which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Committee at the time of grant.

b)            Award Agreement. Each grant of Performance Share Units shall be evidenced by an Award Agreement that shall specify the number of Performance Share Units granted, the Performance Period(s) and Performance Measure(s), the performance goals and such other provisions as the Committee shall determine.

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c)            Performance Period. Subject to the provisions of Section 2(e) herein, the Committee shall determine the nature, length and starting date of the Performance Period and shall determine the conditions which must be met in order for an Award of Performance Share Units to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of attainment of performance objectives and continued service, Disability, death or other termination of employment or service or a combination of any such or other conditions.

d)            Value of Performance Share Units. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Share Units that will be paid out to the Participants.

e)            Earning of Performance Share Units. Subject to the terms of the Plan (and taking into account Code Section 409A considerations), the Committee shall have sole authority to determine whether and to what degree grants of Performance Share Units have been earned and are payable and to interpret the terms and conditions of grants of Performance Share Units and the provisions of this Section 11.

f)            Form and Timing of Payment. Except as otherwise provided in Section 18 herein or a Participant’s Award Agreement, payment of earned Performance Share Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Share Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Share Units (or a combination thereof).

g)            Voting Rights. A Participant shall have no voting rights with respect to any Performance Share Units granted hereunder.

h)            Termination of Employment or Service. Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to receive a payout respecting an Award of Performance Share Units following termination of the Participant’s employment or service or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Share Units and may reflect distinctions based on reasons for termination of employment or service.

12)	OTHER STOCK-BASED AWARDS.

a)            Grant. The Committee shall have the right to grant other Awards that may include, without limitation, the grant of Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

b)            Period of Restriction. Subject to the provisions of Section 2(e) herein, the Committee shall determine the nature, length and starting date of the Period of Restriction and shall impose such other conditions and/or restrictions on any Awards granted pursuant to this Section 12 as it may deem advisable.

c)            Payment of Other Stock-Based Awards. Subject to Section 12(b) hereof, payment under or settlement of any Other Stock-Based Awards shall be made in such manner and at such times as the Committee may determine.

d)            Termination of Employment or Service. The Committee shall determine the extent, if any, to which the Participant shall have the right to receive Other Stock-Based Awards following termination of the Participant’s employment or service or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Other Stock-Based Awards and may reflect distinctions based on the reasons for termination of employment or service.

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13)	CASH-BASED AWARDS.

a)            Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

b)            Award Agreement. Each grant of a Cash-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions, restrictions and contingencies, if any, as the Committee shall determine and as set forth in the Award Agreement.

c)            Form and Timing of Payment. Except as otherwise provided in Section 18 herein or a Participant’s Award Agreement, payment of Cash-Based Awards shall be made in cash at a specified payment date that shall not be earlier than the last day of the relevant restriction period or performance period, if applicable.

d)            Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout respecting a Cash-Based Award following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Participants and may reflect distinctions based on the reasons for termination of employment.

14)	DIVIDENDS AND DIVIDEND EQUIVALENTS.

At the discretion of the Committee, Awards other than Options or SARs may provide Participants with the right to receive Dividends or Dividend Equivalents; provided, however, that Dividends and Dividend Equivalents (whether paid in cash or Shares), if any, on unearned or unvested Awards shall not be paid (even if accrued) unless and until the underlying Award (or relevant portion thereof) has vested and/or been earned. Any crediting of Dividends or Dividend Equivalents may be subject to such additional restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or share equivalents. Notwithstanding the other provisions herein, any Dividends or Dividend Equivalents related to an Award shall be structured in a manner so as to avoid causing the Award and related Dividends or Dividend Equivalents to be subject to Code Section 409A or shall otherwise be structured so that the Award and Dividends or Dividend Equivalents are in compliance with Code Section 409A.

15)	TRANSFERABILITY OF AWARDS.

Incentive Stock Options may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than transfers for no consideration by will or by the laws of descent and distribution, or, in the Committee’s discretion, such transfers for no consideration as may otherwise be permitted in accordance with Treasury Regulation Section 1.421-1(b)(2) or Treasury Regulation Section 1.421-2(c) or any successor provisions thereto. Awards other than Incentive Stock Options may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than transfers for no consideration by will or the laws of descent and distribution, except for transfers for no consideration if and to the extent permitted by the Committee in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding, an Option or SAR shall be exercisable during a Participant’s lifetime only by such Participant or by his or her guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

16)	WITHHOLDING OF TAXES.

The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for Shares or any other benefit conferred under the Plan, the Company shall require any Participant or other person to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Committee may in its discretion establish procedures to require (or permit) a recipient to satisfy such obligations in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to deliver to the Company Shares held by the Participant (which are fully vested and not subject to any pledge or other security interest) or to have the Company withhold Shares from the Shares to which the recipient is otherwise entitled. The number of Shares to be withheld or delivered shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to, but not exceeding (unless otherwise permitted by the Committee in a manner in accordance with Applicable Laws and applicable accounting principles), the amount of such obligations being satisfied. Such withholding obligations shall be subject to such terms and procedures as may be established by the Committee. The Participant shall remain responsible at all times for paying any federal, state, foreign and/or local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax or otherwise.

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17)	CONDITIONS UPON ISSUANCE OF SHARES.

a)            The Company may impose such restrictions on Awards, Shares and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, Shares shall not be issued, delivered or transferred pursuant to the exercise or vesting of an Award, and the Company shall not make any other distribution of benefits under the Plan or take any other action unless the exercise or vesting of such Award and/or such delivery, distribution or action shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company will be under no obligation to register Shares or other securities with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Laws or as may be advised by legal counsel.

b)            As a condition to the exercise or vesting of an Award, the issuance and delivery of Shares pursuant thereto or the grant of any benefit pursuant to the Plan, the Company may require a Participant or other person at any time and from time to time to become a party to an Award Agreement, other agreement(s) restricting the transfer, purchase, repurchase and/or voting of Shares, and any employment, consulting, non-competition, confidentiality, non-solicitation, non-disparagement or other agreements or provisions imposing such restrictions as may be required by the Company. In addition, without in any way limiting the effect of the foregoing, each Participant or other holder of Shares issued under the Plan shall be permitted to transfer such Shares only if such transfer is in accordance with the Plan, the Award Agreement, any other applicable agreements and Applicable Laws. The Committee reserves the right to impose other requirements on an Award and the Shares issuable pursuant to an Award to the extent that the Committee determines it is necessary or advisable for legal or administrative reasons, and to require a Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The receipt of Shares or any other benefit under the Plan by a Participant or any other holder shall be subject to, and conditioned upon, the agreement of the Participant or other holder of such Shares to the restrictions described in the Plan, the Award Agreement and any other applicable agreements and Applicable Laws.

18)	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

In the event of any non-reciprocal transaction between the Company and the stockholders of the Company that causes the per share value of Shares underlying an Award to change, such as a stock dividend, stock split distributable in Shares or reverse stock split, spin off, rights offering, recapitalization through a large, nonrecurring cash dividend or any combination or reclassification of the Common Stock, and in the event of any other change in corporate capitalization affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), such as a merger, change in control, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or similar transaction or event involving the Company, or any partial or complete liquidation of the Company, the Company, in its sole discretion, may cause there to be made an equitable adjustment to the number and type of shares that may be issued under the Plan, or to any individual under the Plan, to the number and type of shares or other property subject to and the exercise price (if applicable) of any then outstanding Awards, and to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable, and such adjustment shall be conclusive and binding for all purposes of the Plan. Nothing in the Plan, an Award or an Award Agreement shall limit the ability of the Company to issue additional securities of any type or class.

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19)	CHANGE IN CONTROL, CASH-OUT AND TERMINATION OF UNDERWATER OPTIONS/SARS AND SUBSIDIARY DISPOSITION.

a)            Change in Control. Except as otherwise provided in a Participant’s Award Agreement or pursuant to Section 19(b) hereof, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under Applicable Laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

i)	any and all outstanding Options and SARs granted hereunder shall become immediately exercisable unless such Awards are assumed, converted or replaced by the continuing entity; provided, however, that in the event of a Participant’s Continuous Service is terminated without Cause within twenty-four (24) months following consummation of a Change in Control, any assumed, converted or replacement awards shall become immediately exercisable;

ii)	any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Stock-Based Awards shall lapse unless such Awards are assumed, converted or replaced by the continuing entity; provided, however, that in the event that a Participant’s Continuous Service is terminated without Cause within twenty-four (24) months following consummation of a Change in Control, the Period of Restriction on any assumed, converted or replacement awards shall lapse upon such termination; and

iii)	any and all Performance Shares, Performance Share Units and other Awards (if performance-based) shall vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of actual performance achieved as of the date of the Change in Control, if actual performance is determinable, or (B) at the target level, if actual performance is not determinable. Unless the Committee determines otherwise, the amount of the vested Award may be computed under the following formula: total Award number of Shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the specified effective date of the Change in Control.

With respect to paragraphs (i) and (ii) of Section 19(a) above, the Award Agreement may provide that any assumed, converted or replacement awards will become immediately exercisable or any Period of Restriction shall lapse in the event of a termination of a Participant’s Continuous Service by the Participant for “good reason” as such term is defined in such Award Agreement or any employment, change in control, severance, consulting or other similar agreement, plan or policy applicable to such Participant.

b)            Cash-Out and Termination of Underwater Options/SARs. The Committee may, in its sole discretion, provide that:

i)	all outstanding Options and SARs shall be terminated upon the occurrence of a Change in Control and that each Participant shall receive, with respect to each Share subject to such Options or SARs, an amount in cash equal to the excess of the Fair Market Value of a Share immediately prior to the occurrence of the Change in Control over the Option Exercise Price or the SAR Exercise Price; and

ii)	Options and SARs outstanding as of the date of the Change in Control may be cancelled and terminated without payment therefore if the Fair Market Value of a Share as of the date of the Change in Control is less than the Option Exercise Price or the SAR Exercise Price.

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c)            Subsidiary Disposition. The Committee shall have the authority, exercisable either in advance of any actual or anticipated Subsidiary Disposition or at the time of an actual Subsidiary Disposition and either at the time of the grant of an Award or at any time while an Award remains outstanding, to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on such Awards, in connection with a Subsidiary Disposition, but only with respect to those Participants who are at the time engaged primarily in Continuous Service with the Subsidiary involved in such Subsidiary Disposition. The Committee also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the affected Participant’s Continuous Service with that Subsidiary within a specified period following the effective date of the Subsidiary Disposition. The Committee may provide that any Awards so vested or released from such limitations in connection with a Subsidiary Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award.

d)            Effect of Change in Control or Other Agreement. Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement expressly provides otherwise, in the event that a Participant has entered into or is a participant in a change in control, employment, severance, consulting or similar agreement, plan or policy with or established by the Company or an Affiliate, the Participant shall be entitled to the greater of the benefits provided upon a Change in Control under the Plan or the benefits provided upon a change of control of the Company under the other respective agreement, plan or policy, and such other respective agreement, plan or policy shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a Change in Control as defined in the Plan.

20)	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

a)            Amendment, Modification and Termination of Plan. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval if required under Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon.

b)            Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 19 hereof) affecting the Company or the financial statements of the Company or of changes in Applicable Laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

c)            Awards Previously Granted. The Committee may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but (except as otherwise provided in Sections 20(b) and (d)) such amendment, alteration, suspension or termination of an Award shall not, without the written consent of a Participant with respect to an outstanding Award, materially adversely affect the rights of the Participant with respect to the Award.

d)            Amendments to Comply with Applicable Laws. Notwithstanding the provisions of this Section 20, the Committee shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Laws or changes to Applicable Laws (including but in no way limited to Code Section 409A and Code Section 422 and federal securities laws).

e)            No Repricing. Except for adjustments made pursuant to Section 18 or in connection with a Change in Control, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or SARs; (B) exchange outstanding Options or SARs for cash, for Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an Exercise Price above the Fair Market Value of the Common Stock; or (C) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which Shares are listed.

21)	RESERVATION OF SHARES.

a)            The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

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b)            The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22)	RIGHTS OF PARTICIPANTS.

a)            Continued Employment or Service. Neither the Plan, an Award, an Award Agreement nor any other action related to the Plan shall not confer upon any Participant any right with respect to continuation of employment or service with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or service at any time and for any reason or no reason. Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Committee, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service.

b)            Participant. The Company shall have no obligation to treat Participants or Awards uniformly. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards. By participating in the Plan, each Participant shall be deemed to have accepted all of the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

23)	SUCCESSORS.

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company, and references to the “Company” herein and in any Award Agreements shall be deemed to refer to such successors. All obligations of Participants under the Plan and with respect to Awards shall be binding on such Participants, their executors, administrators and permitted transferees and beneficiaries.

24)	LEGAL CONSTRUCTION; General Provisions.

a)            Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include any other gender, the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to a Section of the Plan either in the Plan or any Award Agreement or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule or regulation, unless the Committee determines otherwise.

b)            Severability. In the event any provision of the Plan or an Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or Award Agreement, and the Plan or Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

c)            Requirements of Law. The granting of Awards and the issuance of Shares or cash under the Plan shall be subject to all Applicable Laws and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants .

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d)            Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Any and all disputes between a Participant or person claiming through him or her and the Company or any Affiliate relating to the Plan or an Award shall be brought only in the state courts located in Denver, Colorado, or the United States District Court for the District of Colorado, as appropriate.

e)            Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to Shares or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

f)             Non-Exclusive Plan.

i)	The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Committee.

ii)	Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall affect any incentive arrangement in effect for the Company or any Affiliate, nor shall they be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements for employees or service providers of the Company or any Affiliate as it may deem desirable.

g)            Stockholder Rights. Except as otherwise determined by the Committee (and subject to the provisions of Section 9(c) regarding Awards of Restricted Stock), a Participant and his or her legal representative, legatees or distributees shall not be deemed to be the holder of any Shares subject to an Award and shall not have any rights of a stockholder unless and until certificates for such Shares have been issued and delivered to him or them under the Plan. A certificate or certificates for Shares acquired upon exercise of an Option or SAR shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated Shares, other written notice of ownership in accordance with Applicable Laws shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Exercise Price (except as may otherwise be determined by the Company in the event of payment of the Exercise Price pursuant to Section 6(f)(iv)). Except as otherwise provided in Section 9(d) regarding Awards of Restricted Stock or otherwise determined by the Administrator, a certificate for any Shares issuable pursuant to an Award of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units or Other Stock-Based Awards shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated Shares, other written notice of ownership in accordance with Applicable Laws shall be provided) after the Award (or portion thereof) has vested and been earned.

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h)            Beneficiary Designation. The Committee may, in its discretion, permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Committee determines otherwise. The Committee shall have discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Committee.

i)             Right to Offset. Notwithstanding any other provision of the Plan or an Award Agreement, the Company may at any time (subject to Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.

j)             Uncertificated Shares. Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of Shares, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Laws (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock may be traded).

k)            Income and Other Taxes. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any income or excise taxes and penalties arising under Code Section 409A), and the Company shall not have any obligation to indemnify, gross up or otherwise hold any Participant or any other person harmless from any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

l)             Effect of Certain Changes in Status. Notwithstanding the other terms of the Plan or an Award Agreement, the Committee has sole discretion to determine (taking into account Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to modifying the vesting, exercisability and/or earning of Awards) granted to a Participant if the Participant’s status as an Employee, Director or Consultant changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.

m)            Stockholder Approval. The Plan is subject to the approval of the stockholders of the Company, which approval must occur, if at all, within 12 months of the Effective Date. Amendments to the Plan shall be subject to stockholder approval if and to the extent required under Applicable Laws.

n)            Deferrals: Subject to the provisions of this Section 24(n) and Section 25, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Committee and to any applicable Code Section 409A requirements.

o)            Fractional Shares. Except as otherwise provided in an Award Agreement or determined by the Committee, (i) the total number of Shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share and (ii) no fractional Shares shall be issued. The Committee may, in its discretion, determine that a fractional Share shall be settled in cash.

p)            Compliance with Recoupment, Ownership and Other Policies or Agreements. Notwithstanding anything in the Plan or an Award Agreement to the contrary, the Committee may, at any time, consistent with, but without limiting, the authority granted in Section 2(b) herein, in its discretion provide that an Award, Shares, cash or other benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, non-competition, confidentiality or other restrictive covenants or other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to participation in the Plan, each Participant shall be deemed to have agreed to comply with the Company’s Clawback Policy(ies), Stock Ownership and Equity Retention Policy(ies) and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under an Award Agreement, other agreement or arrangement and/or Applicable Laws. By participating in the Plan, a Participant shall be deemed to have consented to the provisions of the Plan, including but not limited to this Section 24(p).

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q)            Attestation. Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Award or taxes relating to the exercise, vesting or earning of an Award by delivering Shares, the Participant may, unless the Committee determines otherwise and subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Award as exercised, vested or earned without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise, vesting or earning of the Award, as appropriate.

r)             Plan Controls. Unless the Committee determines otherwise, (i) in the event of a conflict between any term or provision contained in the Plan and an express term contained in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail, and (ii) the terms of an Award Agreement shall not be deemed to be in conflict or inconsistent with the Plan merely because they impose greater or additional restrictions, obligations or duties, or if the Award Agreement provides that such Award Agreement terms apply notwithstanding the provisions to the contrary in the Plan

s)            Indemnification. No member of the Board or Committee, as applicable, shall be liable while acting as the administrator of the Plan for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or the Committee is delegated may have under the Company’s certificate of incorporation, bylaws and/or other instrument and/or pursuant to Applicable Laws, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be formally determined that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit or proceeding.

t)             Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver to and obtain a Participant’s acceptance of any documents related to an Award that may be granted under the Plan by electronic means or request such Participant’s consent to participate in the Plan by electronic means.

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25)	Code Section 409A Compliance.

Notwithstanding any other provision in the Plan or an Award Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of Shares or any other benefit issuable pursuant to an Award that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six-month period after the date of separation from service (with such distributions that were delayed to be made during the seventh month following separation of service, and any remaining payments due to be made in accordance with the Plan or Award Agreement), or, if earlier than the end of the six-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A; and, provided further, if such a distribution is settled in cash in an amount based on the Fair Market Value of the Common Stock, then the Fair Market Value of the Common Stock shall be determined as of the date of settlement following the expiration of the six-month period unless an Award Agreement provides otherwise. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. For purposes of Code Section 409A, each installment payment provided under the Plan or an Award Agreement shall be treated as a separate payment. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Agreement, as applicable, and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Neither the Company, its Affiliates, the Board, the Committee nor its or their designees or agents makes any representations that the payments or benefits provided under the Plan or an Award Agreement comply with Code Section 409A, and in no event will the Company, its Affiliates, the Board, the Committee nor its or their designees or agents be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant (or any person claiming through him or her) on account of non-compliance with Code Section 409A.

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GLOSSARY OF DEFINED TERMS

1)	Definitions.

In addition to other terms defined herein, in an Award Agreement, or in another applicable instrument, the following definitions shall apply:

“Affiliate” means any Parent or Subsidiary of the Company, and also includes any other business entity which is controlled by, under common control with, or controls the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.

“Applicable Laws” means the legal requirements (or similar guidance) relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code and the listing or other rules of any applicable stock exchange or national market system. References to applicable legal requirements, including references to any sections or other provisions of applicable legal requirements, shall also refer to any successor provisions thereto unless the Committee determines otherwise.

“Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units, Other Stock-Based Awards and Cash-Based Awards granted under the Plan.

“Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means a cash-based Award as described in Section 13 herein.

“Cause” means, unless the Committee determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Cause” as defined under any Award Agreement or employment, change in control, severance, consulting or other similar plan or agreement with or established by the Company or an Affiliate that is applicable to the Participant, if any, or (ii) if the Participant is not a participant in or has not entered into any such plan or agreement or if any such plan or agreement does not define “Cause,” (A) the willful and continued failure of the Participant substantially to perform the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its Affiliates; (C) the Participant’s commission of an act or acts constituting any fraud against, or misappropriation or embezzlement from, the Company or any of its Affiliates; or (D) the Participant’s material breach of any confidentiality, non-solicitation or non-competition covenant entered into between the Participant and the Company. The determination of “Cause” shall be made by the Committee and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall also be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination for Cause.

“Change in Control” means, except as otherwise may be determined by the Committee:

a)            The acquisition any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of at least 25% of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of section (c) of this definition of “Change in Control;” or

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b)            Individuals who, as of the date hereof, constitute the Board (the “Qualified Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Qualified Board, shall be considered as though such individual were a member of the Qualified Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c)            Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

d)            Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding anything to the contrary in this definition of “Change in Control,” a transaction shall not constitute a Change in Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.

For purposes of determining whether a Change in Control has occurred, with respect to any Person, for all purposes of this Plan, any calculation of the number of Shares or voting securities outstanding at any particular time, including for purposes of determining the particular percentage of the outstanding Shares or voting securities of which such Person is the beneficial owner, shall include the number of Shares or voting securities not outstanding at the time of such calculation that such Person is otherwise deemed to beneficially own for purposes of this Plan; provided, however, that the number of Shares or voting securities not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Plan shall not be included for the purpose of computing the percentage of the outstanding Shares or voting securities beneficially owned by any other Person (unless such other Person is also deemed to beneficially own, for purposes of this Plan, such Shares or voting securities not outstanding).

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A Person shall be deemed the “beneficial owner”, and to have “beneficial ownership” of, and to “beneficially own”, any securities as to which such Person or any of such Person’s affiliates or associates is or may be deemed to be the beneficial owner, directly or indirectly, pursuant to Rules 13d-3 and 13d-5 under the Exchange Act. As used in this paragraph, the terms “affiliate” and “associate” have the meanings ascribed to them in Rule 12b-2 under the Exchange Act.

Notwithstanding the preceding provisions, in the event that any compensation paid under the Plan is deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then payment to be made upon a Change in Control may be permitted, in the Board’s discretion (if and to the extent permitted under Code Section 409A), upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.

The Committee shall have full and final authority, in its discretion (subject to any Code Section 409A considerations), to determine whether a Change in Control has occurred, the date of the occurrence of such Change in Control, and any incidental matters related thereto.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

“Committee” means the Committee, as specified in Section 2(a), appointed by the Board to administer the Plan. For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other committee of the Board) if exercising the authority of the Committee under the Plan.

“Common Stock” means the common stock of the Company, par value $1.00 per share, or any successor securities thereto.

“Company” means DMC Global Inc. and any successor thereto as provided in Section 23 herein. In the Committee’s discretion, the term “Company” may also refer to the Company and any or all of its Affiliates.

“Consultant” means any independent contractor, non-employee consultant or advisor providing services (other than capital raising services) to the Company or an Affiliate.

“Continuous Service” means, except as may otherwise be determined by the Committee, that the provision of services to the Company or any Subsidiary in any capacity of Employee, Director or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company, (ii) any change in position; provided, that the Participant remains as one of an Employee, Director or Consultant or (iii) transfers between locations of the Company or between the Company, any Affiliate, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

“Director” means any individual, who is not an Employee, who is a member of the Board of Directors of the Company or a Subsidiary.

“Disability” means, except as may otherwise be determined by the Committee (taking into account any Code Section 409A considerations), the Participant’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate. For purposes of Incentive Stock Options, “Disability” shall have the meaning set forth in Code Section 22(e)(3) if and to the extent required.

“Dividend” means the dividends declared and paid on Shares subject to an Award.

“Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the Dividends declared and paid on an equal number of outstanding Shares.

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“Employee” means any employee of the Company or an Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A if and to the extent applicable); provided, however, that with respect to Incentive Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treasury Regulation Section 1.421-1(h) (or any successor provision related thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which an Option or SAR may be exercised by a Participant.

“Fair Market Value” means, as of any date and unless the Committee determines otherwise, the value of a Share determined as follows:

a)            Where there exists a public market for the Share, the Fair Market Value shall be (A) the closing sales price for a Share on the date an Award is granted or other determination is made (such date, the “valuation date”) (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the principal securities exchange on which the Share is listed for trading, whichever is applicable, or (B) if the Share is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the valuation date (or, if no prices were reported on that date, on the last date such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

b)            In the absence of an established market of the type described above, for the Shares, the Fair Market Value thereof shall be determined by the Committee in good faith, and such determination shall be conclusive and binding on all persons.

Notwithstanding the foregoing, (x) with respect to the grant of Incentive Stock Options, the Fair Market Value shall be determined by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with Code Section 422; and (y) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.

“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Section 7 herein.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422 of the Code.

“Nonqualified Stock Option” means an Option (or portion thereof) that is not intended to meet the requirement or does not meet the requirement of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Section 6 herein.

“Option Period” means the term of an Option, as provided in Section 6(d), not to exceed ten (10) years.

“Other Stock-Based Award” means a Share-based or Share-related Award granted pursuant to Section 12 herein.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

“Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

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“Performance Measures” means one or more performance factors or criteria which may be established by the Committee with respect to an Award. Performance Measures may be based on such corporate, business unit, division, individual and/or other performance factors or criteria, whether objective or subjective, as the Committee in its discretion may deem appropriate. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or other Affiliates, or one or more of its divisions, departments, units, segments, partnerships, joint ventures or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, relative to one or more peer group companies or indices, on a per share and/or share per capita basis, on a pre-tax or after-tax basis, and/or any combination thereof.

“Performance Period” means the period during which a Performance Measure must be met.

“Performance Share” means an Award granted to a Participant, as described in Section 10 herein.

“Performance Share Unit” means an Award granted to a Participant, as described in Section 11 herein.

“Period of Restriction” means the period Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are subject to a substantial risk of forfeiture and are not transferable, as provided in Sections 8, 9 and 12 herein.

“Plan” means the DMC Global Inc. 2025 Omnibus Incentive Plan, as amended and/or restated.

“Prior Plan” means the DMC Global Inc. 2016 Omnibus Incentive Plan, as amended and/or restated.

“Restricted Stock” means an Award granted to a Participant, as described in Section 8 herein.

“Restricted Stock Units” means an Award granted to a Participant, as described in Section 9 herein.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of Common Stock, subject to adjustment pursuant to Section 18 herein, or any successor securities thereto.

“Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Section 7 herein.

“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, the term “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

“Subsidiary Disposition” means the disposition by the Company of its equity holdings in any Subsidiary effected by a merger or consolidation involving that Subsidiary, the sale of all or substantially all of the assets of that Subsidiary or the Company’s sale or distribution of substantially all of the outstanding capital stock of such Subsidiary.

“Tandem SAR” means a SAR that is granted in connection with a related Option, as described in Section 7 herein.

“Voting Securities” means voting securities of the Company entitled to vote generally in the election of Directors.

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